                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                         Date of Report: October 22,1999

                             MPATH INTERACTIVE, INC.
             (Exact name of Registrant as specified in its charter)

         DELAWARE                        000-25399              94-3217317
(State or other jurisdiction of   (Commission File Number)   (I.R.S. Employer
incorporation or organization)                              identification No.)

                                665 CLYDE AVENUE
                         MOUNTAIN VIEW, CALIFORNIA 94043
               (Address of principal executive offices) (Zip code)

                                 (650) 429-3900
              (Registrant's telephone number, including area code)

Item 2. Acquisition or Disposition of Assets.

On September 27, 1999, Mpath Interactive, Inc. ("Mpath" or " Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Resounding Technology, Inc. ("RTI"), a Delaware corporation. The Merger Agreement provided for the merger of a newly formed wholly owned subsidiary of Mpath with and into RTI. RTI became a wholly owned subsidiary of Mpath. The merger is being accounted for under the purchase method of accounting. The merger was consummated on October 20, 1999.

The purchase price of approximately $22,915,000 includes $22,031,000 of stock, issued at fair value (fair value being determined as the average price of the Mpath stock for a period three days before and after the announcement of the merger) less a discount of $1,479,000 due to the restricted nature of the stock, $1,908,000 in RTI stock option costs (being determined under the Black Scholes formula), $175,000 in cash and $280,000 in estimated expenses of the transaction. The purchase price was allocated as follows: $260,000 to the estimated fair value of RTI net tangible assets purchased (as of September 27, 1999), $2,600,000 to purchased existing technology, ($1,840,000) to establish deferred tax liabilities associated with certain intangibles acquired, $850,000 to purchased in-process research and development, $700,000 to workforce-in-place, $1,300,000 to non-compete agreements and $19,045,000 to goodwill. The allocation of the purchase price to intangibles was based upon an independent, third party appraisal and management's estimates.

The intangible assets and goodwill acquired have estimated useful lives and estimated amortization for the remainder of the year ending December 31, 1999, as follows:


                                                 Estimated
                                    Estimated     Useful          1999
                                     Amount        Life       Amortization
                                    ----------   ----------   ------------
Purchased existing technology     $ 2,600,000     2 years     $   152,000
Workforce-in-place                    700,000     2 years          41,000
Executive covenants                 1,300,000     2 years          76,000
Goodwill                           19,045,000     2 years       1,907,000



The value assigned to purchased in-process research and development ("IPR&D") was determined by identifying research projects in areas for which technological feasibility had not been established. These include projects for the development of a next generation version of RTI's Roger Wilco product, a software developers' kit as well as other specialized technologies totaling $850,000. The value was determined by estimating the expected cash flows from the projects once commercially viable, applying a percentage of completion to the calculated value as defined below and then discounting the net cash flows back to their present value.

The net cash flows from the identified projects are based on the Company's estimates of revenues, cost savings from those projects, estimated charges for use of assets by the projects and income taxes from those projects. These estimates are based on the assumptions mentioned below.

The estimated revenues are based on management projections of each in-process project. Estimated total revenues from the IPR&D product areas are expected to peak in the second quarter of 2001 and decline to zero by the third quarter of 2002 as other new products are expected to become available. These projections are based on estimates of market size and growth, expected trends in technology and the nature and expected timing of new project introductions by our competitors and us.

Projected gross profits from RTI's technology products are in line with comparable industry margins. The estimated charges for use of assets are consistent with RTI's historical cost structure, which is in line with industry averages at approximately 5% of revenues.

Discounting the net cash flows back to their present value is based on the industry weighted average cost of capital ("WACC"). The industry WACC is approximately 31%. The discount rate used in discounting the net cash flows from IPR&D is 35%, a 40 basis point increase from the industry WACC. This discount rate is higher than the industry WACC due to inherent uncertainties surrounding the successful development of the IPR&D, market acceptance of the technology, the useful life of such technology and the uncertainty of technological advances which could potentially impact the estimates described above.

The percentage of completion for each project was determined using costs incurred to date on each project as compared to the remaining research and development to be completed to bring each project technological feasibility. The percentage of completion varied by individual project ranging from 25% to 80%.

If the projects discussed above are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

        (a) Financial Statements

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Mpath Interactive, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of Resounding Technology, Inc. (a development stage company) at December 31, 1998, and the results of its operations and its cash flows for the period from October 1, 1998 (inception) through December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


PRICEWATERHOUSECOOPERS LLP

San Jose, California
November 5, 1999

                           RESOUNDING TECHNOLOGY, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                     DECEMBER 31,  SEPTEMER 30,
                                                        1998          1999
                                                                   (unaudited)
ASSETS:
Cash and cash equivalents                              $    96       $   543
Other current assets                                         1             1
                                                       -------       -------
     Total current assets                                   97           544

Computer equipment, net                                      5            86
                                                       -------       -------

                                                       $   102       $   630
                                                       -------       -------
                                                       -------       -------
LIABILITIES AND STOCKHOLDERS' DEFICIT
Accounts payable                                       $    12       $    65
Accrued liabilities                                         23            96
Short-term debt                                              -             6
                                                       -------       -------
     Total current liabilities                              35           167

Long-term liabilities:
Notes payable                                               75            10
                                                       -------       -------
    Total liabilities                                      110           177

Stockholders' equity:
  Common stock: $ .01 par value, 10,000,000
   shares authorized, 3,270,000 and 3,583,000
   shares issued and outstanding respectively                -             3

  Preferred stock: $ .01 par value, 5,000,000
   shares authorized, 0 and 1,250,000 shares
   issued and outstanding respectively                       -            13
  Additional paid-in capital                                73         1,382
                                                       -------       -------
  Notes receivable from shareholders                        (6)            -
  Deficit accumulated during the development stage          (75)         (945)
                                                       -------       -------

    Total stockholders' equity (deficit)                    (8)          453
                                                       -------       -------

                                                       $   102       $   630
                                                       -------       -------
                                                       -------       -------


   The accompanying notes are an integral part of these financial statements.

                           RESOUNDING TECHNOLOGY, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                          INCEPTION
                                          (OCTOBER 1,
                                            1998)        NINE MONTHS
                                           THROUGH          ENDED
                                          DECEMBER 31,   SEPTEMBER 30,
                                              1998          1999
                                          ------------   -------------
                                                          (unaudited)
STATEMENT OF OPERATIONS DATA:

Net revenues .........................       $   -         $    -
Cost of net revenues .................           -              -
                                             ------        ------

Gross profit .........................           -              -
                                             ------        ------
Operating expenses:
    Research and development .........           45           600
    Sales and marketing ..............            7            56
    General and administrative .......           23           214
                                             ------        ------

        Total operating expenses .....           75           870
                                             ------        ------

Loss before provision for income taxes          (75)         (870)
                                             ------        ------
Provision for income taxes ...........            -             -
           Net loss ..................       $  (75)       $ (870)
                                             ------        ------
                                             ------        ------
Net loss per common share:
    Basic & diluted ..................       $(1.72)       $(1.82)
                                             ------        ------
                                             ------        ------

Weighted average shares outstanding:
    Basic & diluted ..................           43           477


   The accompanying notes are an integral part of these financial statements.

                           RESOUNDING TECHNOLOGY, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                             STATEMENTS OF CASH FLOW
                                 (IN THOUSANDS)



                                                                                    INCEPTION
                                                                                   (OCTOBER 1,
                                                                                      1998)
                                                                                    THROUGH
                                                                                    DECEMBER 31,     SEPTEMBER 30,
                                                                                       1998              1999
                                                                                   ------------     -------------
                                                                                             (unaudited)
Cash flows from operating activities:
   Net loss                                                                        $   (75)          $  (870)
   Adjustments to reconcile net loss to net cash used in operating activities:
        Depreciation and amortization                                                    -                 6
       Non-cash capital contribution                                                    12
       Changes in assets and liabilities:
            Other assets                                                                (1)                -
            Accounts payable                                                            12                53
            Accrued expenses                                                            23                73
                                                                                   ------------      ------------
                 Net cash used in operating activities                                 (29)             (738)

Cash flows used in investing activities:
     Acquisition of property and equipment                                              (5)              (87)
                                                                                   ------------      ------------
                 Net cash used in investing activities                                  (5)              (87)

Cash flows from financing activities:
     Proceeds from capital lease transactions                                            -                18
     Payments under capital lease obligations                                            -                (2)
     Proceeds from notes payable                                                        75                 -
     Repayment of stockholders' notes                                                    -                 6
     Proceeds from issuance of Series A preferred stock                                  -             1,250
     Proceeds from issuance of common stock                                             55
                                                                                   ------------      ------------
                 Net cash provided by financing activities                             130             1,272
                                                                                   ------------      ------------
                 Net increase in cash and cash equivalents                              96               447
Cash and cash equivalents, beginning of period                                           -                96
                                                                                   ------------      ------------
Cash and cash equivalents, end of period                                           $    96           $   543
                                                                                   ------------      ------------
                                                                                   ------------      ------------


   The accompanying notes are an integral part of these financial statements.

                           RESOUNDING TECHNOLOGY, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                       STATEMENTS OF STOCKHOLDERS' DEFICIT
                                 (IN THOUSANDS)



                                                        PREFERRED                              COMMON STOCK
                                                       ----------        STOCK         ----------------------------
                                                          SHARES         AMOUNT          SHARES          AMOUNT
                                                       ----------      ------------    -----------     ------------
Capital contribution by founders                                                                               -
Issuance of common stock for notes                                                         3,270               -
Non cash capital contribution                                                                                  -
Net loss                                                                                       -               -
                                                         -------          -----          -------         -------

Balance at December 31, 1998                                                               3,270               -

Issuance of Series A convertible preferred (unaudited)     1,250           $ 13
Conversion of notes for common stock (unaudited)                                             313               3
Repayment of stockholders notes (unaudited)
Net loss (unaudited)
                                                         -------          -----          -------         -------
Balance at September 30, 1999 (unaudited)                  1,250           $ 13            3,583          $    3
                                                         -------          -----          -------         -------
                                                         -------          -----          -------         -------


                                                                                         DEFICIT
                                                                          NOTES       ACCUMULATED          TOTAL
                                                       ADDITIONAL       RECEIVABLE     DURING THE      STOCKHOLDERS'
                                                         PAID-IN          FROM         DEVELOPMENT        EQUITY
                                                         CAPITAL       STOCKHOLDERS       STAGE          (DEFICIT)
                                                       ----------      ------------    -----------     -------------
Capital contribution by founders                         $    55              -                -          $   55
Issuance of common stock for notes                             6          $  (6)               -               -
Non cash capital contribution                                 12              -                -              12
Net loss                                                       -              -          $   (75)            (75)
                                                         -------          -----          -------         -------
Balance at December 31, 1998                             $    73          $  (6)         $   (75)        $    (8)

Issuance of Series A convertible preferred                 1,237                                           1,250
Conversion of notes for common stock (unaudited)              72                                              75
Repayment of stockholders notes (unaudited)                                   6                                6
Net loss (unaudited)                                                                     $  (870)           (870)
                                                         -------          -----          -------         -------
Balance at September 30, 1999 (unaudited)                $ 1,382              -          $  (945)        $   453
                                                         -------          -----          -------         -------
                                                         -------          -----          -------         -------




   The accompanying notes are an integral part of these financial statements.

                           RESOUNDING TECHNOLOGY, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

1. FORMATION AND BUSINESS OF THE COMPANY:

Resounding Technology, Inc. (the Company), was incorporated in Delaware and commenced operations on October 1, 1998 ("inception"). Resounding designs and develops voice-enabled applications for the Internet.

Since its inception, the Company has been primarily involved in research and development and financing activities. In addition, the Company has not completed the development of its anticipated product; accordingly, it has been considered to be in the development stage since its inception.

In September 1999, the Company announced plans to be acquired by Mpath Interactive, Inc. ("Mpath") in a purchase transaction, which was consummated in October 1999. All of the shares of outstanding stock of the Company were exchanged for shares of Mpath common stock at a determined exchange ratio. All outstanding options to purchase common stock of the Company were converted to options to purchase Mpath common stock at a determined ratio.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

CASH AND CASH EQUIVALENTS:
The Company considers all highly liquid investments with original maturities of three months or less, to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates market.

CONCENTRATION OF CREDIT RISK:
Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash. The Company deposits its cash and cash equivalents with one major bank. The Company has not experienced any losses on its deposits of cash and cash equivalents. Management believes that these banks are financially sound and, accordingly, minimal credit risk exists.

PROPERTY AND EQUIPMENT:
Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally three years.

INCOME TAXES:
Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

RESEARCH AND DEVELOPMENT COSTS:
Research and development expenditures are charged to operations as incurred.

CERTAIN RISKS AND UNCERTAINTIES:
The Company is subject to all of the risks inherent in an development stage company in the technology industry. The risks include but are not limited to limited operating history, limited management resources, dependence on the Internet and related security risks and the changing nature of the Internet industry.

USE OF ESTIMATES:
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                           RESOUNDING TECHNOLOGY, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

COMPREHENSIVE INCOME:

The Company has adopted the accounting treatment prescribed by Statements of Financial Accounting Standards No. 130, "Comprehensive Income." The adoption of this statement had no impact on the Company's financial statements for the periods presented.

3. NOTES PAYABLE:

In November 1998, four individuals granted the Company notes payable totaling $75,000. These notes bear interest at 6% per annum and mature in 2001. These notes payable were converted to 313,000 shares of common stock in March and July of 1999.

4. STOCKHOLDERS' EQUITY

The Company has authorized a total of 10,000,000 shares of common stock and 5,000,000 shares of preferred stock.

In November 1998, the Company issued a total of 3,269,965 shares of common stock to its founders and key individuals at a price of $.0019 per share of this amount, 2,993,503 shares were subject to repurchase by the Company.

5. TAXES

The tax effects of temporary differences that give rise to significant portions of deferred tax assets are as follows (in thousands):

         Net operating loss carryforwards                      $ 30
         Research and development tax credits                     3
                                                               ----
                                                                 33
         Valuation allowance                                    (33)
                                                               ----
               Net deferred tax assets                         $  -
                                                               ----
                                                               ----

Due to uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its deferred tax assets. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

At December 31, 1998, the Company has net operating loss carryforwards and research and development tax credits of approximately $75,000 and $3,000, respectively, available to reduce future taxable income, which expire through 2018. Pursuant to Section 382 of the Internal Revenue Code, utilization of the net operating loss carryforwards may be subject to annual limitations due to certain changes ownership.

6. SUBSEQUENT EVENTS

In June through August 1999, the Company sold 1,250,000 shares of Series A convertible preferred stock for $1.00 per share.

        (b) Pro forma financial statements


                UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had Mpath Interactive, Inc. ("Mpath" or the "Company") and Resounding Technologies, Inc. ("Resounding") been a combined company during the specified periods. The pro forma combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements, including the notes thereto of Mpath, incorporated herein by reference, and Resounding, included in this filing.

The following pro forma combined financial statements give effect to the merger of Mpath and Resounding using the purchase method of accounting. The pro forma combined financial statements are based on the respective historical audited and unaudited consolidated financial statements and the notes thereto of Mpath, which are incorporated herein by reference, and Resounding, which are included in this filing. The pro forma adjustments are based on management's estimates of the value of the tangible and intangible assets acquired. A valuation of the intangible assets acquired has been conducted by an independent third-party appraisal company.

Based on timing of the closing of the transaction, the finalization of the integration plans and other factors, the actual adjustments may differ materially from those presented in these pro forma financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to long-term tangible and intangible assets. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted (see note 2 to the pro forma financial statements).

The pro forma combined balance sheet assumes that the Merger took place September 30, 1999 and combines Mpath's unaudited September 30, 1999 consolidated balance sheet and Resounding's unaudited September 30, 1999 balance sheet. The pro forma combined statements of operations assume the Merger took place as of October 1, 1998 and combines Mpath's consolidated statement of operations for the year ended December 31, 1998 and Resounding's statement of operations for the period from inception (October 1, 1998) through December 31, 1998 as well as combining Mpath's unaudited consolidated statement of operations for the nine month period ended September 30, 1999 and Resounding's unaudited statement of operations for the nine month period ended September 30, 1999.

                             MPATH INTERACTIVE, INC.
                         PROFORMA COMBINED BALANCE SHEET

                                 (IN THOUSANDS)


                                                  MPATH           RESOUNDING       PRO FORMA             PRO FORMA
                                               SEPTEMBER 30,     SEPTEMBER 30,     ADJUSTMENTS           COMBINED
                                                   1999             1999
                                               -------------     -------------     -----------           --------
ASSETS:
Cash and cash equivalents                       $  45,790         $    543                -             $  46,333
Short-term investments                             30,436                -                -                30,436
Accounts receivable, net                            3,220                -                -                 3,220
Intangibles                                             -                -                -                     -
Other current assets                                1,861                1                -                 1,862
                                                ---------         --------         -----------          ---------
     Total current assets                          81,307              544                -                81,851

Property and equipment, net                         3,357               86                -                 3,443
Other assets                                          427                -           23,452(c)             23,879
                                                ---------         --------         -----------          ---------

                                                $  85,091         $    630          $23,452            $ 109,173
                                                ---------         --------         -----------          ---------
                                                ---------         --------         -----------          ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable                                $     514         $     65         $    455(d)          $   1,034
Accrued liabilities                                 4,173               96                -                 4,269
Deferred revenue                                      304                -                -                   304
Short-term debt                                         -                6                -                     6
Current portion of long-term liabilities              585                -                -                   585
                                                ---------         --------         -----------          ---------
     Total current liabilities                      5,576              167              455                 6,198
Long-term liabilities                                 180               10            1,840(e)              2,030
                                                ---------         --------         -----------          ---------
                                                    5,756              177            1,840                 8,228
Redeemable Common Stock                                 -                -            2,000(f)              2,000
Stockholders' equity:
     Common stock and APIC                        160,588            1,398           19,062(a,f)          181,048
     Warrants                                           2                -                -                     2
     Notes receivable from stockholders            (2,328)               -                -                (2,328)
     Deferred compensation                         (9,986)               -                -                (9,986)
     Accumulated deficit                          (68,941)            (945)              95(b)            (69,791)
                                                ---------         --------         -----------           ---------
          Total stockholders' equity               79,335              453           19,157                98,945
                                                ---------         --------         -----------           ---------
                                                $  85,091         $    630         $ 23,452             $ 109,173
                                                ---------         --------         -----------           ---------
                                                ---------         --------         -----------           ---------

                             MPATH INTERACTIVE, INC.
                   PROFORMA COMBINED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                       MPATH          RESOUNDING
                                                    NINE MONTHS       NINE MONTHS
                                                       ENDED             ENDED         PRO FORMA           PRO FORMA
                                                   SEPTEMBER 30,      SEPTEMBER 30,   ADJUSTMENTS          COMBINED
                                                       1999              1999
                                                  -------------      -------------   -----------          --------
Net revenues ................................        $  9,492             $  -            $  -            $  9,492
Cost of net revenues ........................           4,120                -               -               4,120
                                                     --------         --------         -------            --------

               Gross profit .................           5,372                -               -               5,372
Operating expenses:
     Research and development ...............           5,167              600               -               5,767
        Sales and marketing .................           9,941               56               -               9,997
        General and administrative ..........           4,605              214               -               4,819
        Stock based compensation ............           2,857                -               -               2,857
        Goodwill and intangibles amortization               -                -           8,794(c)            8,794
                                                     --------         --------         -------            --------

               Total operating expenses .....          22,570              870           8,794              32,234
                                                     --------         --------         -------            --------

               Loss from operations .........         (17,198)            (870)         (8,794)            (26,862)
Interest and other income (expense), net.....           1,563                -               -               1,563
                                                     --------         --------         -------            --------
Loss before provision for income taxes ......         (15,635)            (870)         (8,794)            (25,299)
Provision for income taxes ..................               -                -               -                   -
                                                     --------         --------         -------            --------
                    Net loss ................        $(15,635)        $   (870)        $(8,794)           $(25,299)
                                                     --------         --------         -------            --------
                                                     --------         --------         -------            --------

Net loss per common share:
     Basic & diluted ........................        $  (1.20)        $  (1.82)                           $  (1.18)
                                                     --------         --------                            --------
                                                     --------         --------                            --------
Weighted average shares outstanding:
     Basic & diluted ........................          13,268              477                              14,335
                                                     --------         --------                            --------
                                                     --------         --------                            --------

                             MPATH INTERACTIVE, INC.
                   PROFORMA COMBINED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                  RESOUNDING
                                                                    FROM
                                                                   INCEPTION
                                                      MPATH       (OCTOBER 1,
                                                    YEAR ENDED   1998) THROUGH    PRO FORMA       PRO FORMA
                                                    DECEMBER 31,  DECEMBER 31,   ADJUSTMENTS       COMBINED
                                                       1998         1998
                                                    ------------  ------------   -----------       --------
Net revenues ................................        $  8,027       $    -          $    -         $  8,027
Cost of net revenues: .......................           3,011            -               -            3,011
                                                     --------       ------         -------         --------
               Gross profit .................           5,016            -               -            5,016
Operating expenses:
     Research and development ...............           3,132           45               -            3,177
        Sales and marketing .................           7,847            7               -            7,854
        General and administrative ..........           3,274           23               -            3,297
        Stock based compensation ............           2,601            -               -            2,601
        Goodwill and intangibles amortization               -            -           1,954(c)         1,954
                                                     --------       ------         -------         --------
               Total operating expenses .....          16,854           75           1,954           18,883
                                                     --------       ------         -------         --------

               Loss from operations .........         (11,838)         (75)         (1,954)         (13,867)

Interest and other income (expense), net ....            (111)           -               -             (111)
                                                     --------       ------         -------         --------

Loss before provision for income taxes ......         (11,949)         (75)         (1,954)         (13,978)
Provision for income taxes ..................              (2)           -               -               (2)
                                                     --------       ------         -------         --------
                    Net loss ................        $(11,951)      $  (75)        $(1,954)        $(13,980)
                                                     --------       ------         -------         --------
Net loss per common share:
     Basic & diluted ........................        $  (5.39)      $(1.72)                        $  (6.27)
                                                     --------       ------                         --------
                                                     --------       ------                         --------
Weighted average shares outstanding:
     Basic & diluted ........................           2,217           43                            2,231
                                                     --------       ------                         --------
                                                     --------       ------                         --------

Notes to Pro Forma Financial Statements

Note 1: Basis of Presentation

The pro forma combined balance sheet assumes that the Merger took place September 30, 1999 and combines Mpath's unaudited September 30, 1999 consolidated balance sheet and Resounding's September 30, 1999 unaudited balance sheet.

The pro forma combined statements of operations assume the Merger took place as of October 1, 1998 and combines Mpath's unaudited consolidated statements of operations for the nine-month period ended September 30, 1999 and the year ended December 31, 1998 and Resounding's unaudited statement of operations for the nine-month period ended September 30, 1999 and the period from inception (October 1, 1998) through December 31, 1998.

On a combined basis, there were no transactions between Mpath and Resounding during the period presented. There are no material differences between the accounting policies of Mpath and Resounding.

The pro forma combined provision for income taxes may not represent the amounts that would have resulted had Mpath and Resounding filed consolidated income tax returns during the periods presented.

Note 2.  Pro Forma Adjustments

The pro forma adjustments are preliminary and based on Mpath management's estimates and a third-party valuation of the value of the tangible and intangible assets acquired.

The purchase price of approximately $22,915,000 includes $22,031,000 of stock, issued at fair value (fair value being determined as the average price of the Mpath stock for a period of three days before and after the announcement of the merger), less a discount of $1,479,000 due to the restricted nature of the stock, $1,908,000 in Resounding stock option costs (being determined under the Black-Scholes option pricing model), $175,000 in cash and $280,000 in estimated expenses of the transaction. The purchase price was allocated on a pro forma basis as follows: $453,000 to the estimated fair value of Resounding's net tangible assets purchased, $2,600,000 to purchased existing technology, $(1,840,000) to establish deferred tax liabilities associated with certain intangibles acquired, $850,000 to purchased in-process research and development, $700,000 to workforce-in-place, $1,300,000 to non-compete agreements and $18,852,000 to goodwill.

The intangible assets and goodwill acquired have estimated useful lives and estimated amortization for the remainder of the year ending December 31, 1999, as follows:


                                                        Estimated
                                       Estimated          Useful              1999
                                         Amount            Life           Amortization
                                       ===------        ----------        ------------
Purchased existing technology         $ 2,600,000         2 years         $  152,000
Workforce-in-place ..........             700,000         2 years             41,000
Executive covenants .........           1,300,000         2 years             76,000
Goodwill ....................          19,045,000         2 years          1,907,000



The value assigned to purchased in-process research and development ("IPR&D") was determined by identifying research projects in areas for which technological feasibility had not been established. These include projects for the development of a next generation version of RTI's Roger Wilco product, a software developers' kit as well as other specialized technologies totaling $850,000. The value was determined by estimating the expected cash flows from the projects once commercially viable, applying a percentage of completion to the calculated value as defined below and then discounting the net cash flows back to their present value.

If the projects discussed above are not successfully developed, the sales and profitability of the combined company may be adversely affected in future periods.

Based on the timing of the closing of the transaction, the finalization of the integration plans and other factors, the pro forma adjustments may differ materially from those presented in these pro forma combined financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to long-term tangible and intangible assets. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

(a) Adjustments to record the components of the purchase price - $22,031,000 of stock, issued at fair value, less a discount of $1,479,000 due to the restricted nature of the stock and $1,908,000 in Resounding stock option costs. The Mpath common stock will be issued in exchange for outstanding shares of Resounding common stock and options to purchase Mpath common stock will be issued in exchange for outstanding options to purchase Resounding common stock.

      Adjustment also reflects the elimination of Resounding's stockholders' equity.

(b) Adjustment includes $850,000 for purchased in-process research and development ("IPR&D"). As discussed in Note 2, the value of this IPR&D was based upon a valuation prepared by an independent, third-party appraisal company. This amount will be expensed as a non-deductible charge upon the consummation of the merger. This amount has been reflected as an increase to accumulated deficit and has not been included in the pro forma combined statements of operations due to its non-recurring nature. Adjustment also reflects the elimination of Resounding's stockholders' equity.

(c) Adjustments include the recording of intangible assets of $23,452,000 which are comprised of purchased existing technology of $2,600,000, $700,000 of workforce-in-place, $1,300,000 of non-compete agreements and $18,852,000 of goodwill.

      The estimated annual amortization charge to income related to intangible assets acquired approximates $11,726,000. This charge is reflected in the pro forma combined statement of operations and is based upon a two year estimated useful life for all of the intangible assets.

(d) Adjustment to reflect estimated Merger-related expenses. The impact of the fees and expenses has been reflected in the pro forma combined balance sheet as an increase in the purchase price of the transaction and is allocated to the assets acquired and liabilities assumed, based upon their estimated fair value.

(e) Adjustment reflects the recording of deferred tax liabilities associated with non-goodwill intangible assets recorded as part of this transaction. These liabilities were recorded using statutory rates of 40%.

(f) Adjustment reflects the recording of Mpath Common Stock Put Rights granted to Resounding's employees to enable them to sell their pro-rata portion of 200,000 shares of Mpath common stock to Mpath at a price of $10.00 per share. Such Put Rights expire in October 2001.

Note 3. Pro Forma Earnings Per Common Share

Basic pro forma earnings per common share was calculated based on the conversion of 4.8 million and 276,000 shares of Resounding common and preferred stock outstanding at September 30, 1999 and December 31, 1998, respectively, into 1.6 million and 91,500 shares of shares of Mpath common stock, respectively. The earnings per shares calculations also take into account the stock repurchase provisions of the merger agreement whereby one third of the RTI founders' shares vest at the time of the merger, with another third vesting on the one year anniversary of the merger and the remaining third upon the second anniversary of the completion of the merger, and the assumption that the merger was consummated at the beginning of the period presented. Diluted earnings per common share did not include equivalent Mpath common shares as their effect was antidilutive during all periods presented.

(c) Exhibits

    Exhibit 23.1 Consent of Independent Accountants

    Reports on Form 8-K

On October 21, 1999, the Registrant filed a report on Form 8-K relating to the acquisition by the Registrant of Resounding Technology, Inc., which acquisition was consummated on October 20, 1999, and on November 16, 1999 the Registrant filed on Form 8-K/A an amendment to such report for the purpose of amending its Report on form 8-K filed with the Securities and Exchange Commission on October 21, 1999.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                         Mpath Interactive, Inc.
                                         (Registrant)


Date: December 22, 1999                  By:  /s / Linda Palmor
-----------------------                  -------------------------------------
                                         Linda Palmor, Chief Financial Officer








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